Exhibit 10.44

[Letterhead]

March 31, 2003

Gregory Fischbach

Co-Chairman

Acclaim Entertainment, Inc.

One Acclaim Plaza

Glen Cove, New York 11542

James Scoroposki

Co-Chairman

Acclaim Entertainment, Inc.

One Acclaim Plaza

Glen Cove, New York 11542

Re: Deposit of Cash Collateral and Delivery of Guaranty

Gentlemen:

The purpose of this letter is to memorialize the agreement between Acclaim Entertainment, Inc. (the “Company”) and each of Gregory Fischbach and James Scoroposki (each a “Guarantor” and collectively, the “Guarantors”) with regard to each of the Guarantors’ guarantee (the “Guaranty”) of the Company’s obligations under a revolving credit and security agreement dated as of January 1, 1993, as amended (the “Loan Agreement”) by and between the Company and GMAC Commercial Finance LLC (the “Lender”). In furtherance of the Guaranty requested by the Lender each of the Guarantors has deposited with and pledged to Lender the sum of One Million ($1,000,000) Dollars (the “Cash Collateral”), pursuant to (i) a Cash Deposit Letter, dated March 31, 2003, between each Guarantor and Lender, a copy of which is attached hereto as Exhibit A, (ii) a Limited Guaranty, dated March 31, 2003, between each Guarantor and Lender, a copy of which is attached hereto as Exhibit B, and (iii) an Amendment and Modification to the Loan Agreement, dated March 31, 2003, between each Guarantor and Lender (the “Modification Agreement”, and together with the Cash Deposit Letter and the Limited Guaranty, collectively, the “Transaction Documents”). A copy of the Modification Agreement is attached hereto as Exhibit C.

Each of the parties to the transaction acknowledge and agree that the Lender would not have entered into the Modification Agreement with the Company without the material inducement of each of the Guarantor’s Guaranty and each of the Guarantor’s deposit of the Cash Collateral.

Upon written notification from the Lender to the Guarantors and/or to the Company, that, due to a failure by the Company to comply with the applicable terms and conditions of the Transaction Documents, Lender has, pursuant to the Loan Agreement, applied the Cash Collateral to the Company’s outstanding obligations with Lender, then the Company hereby irrevocably, unconditionally, and absolutely agrees that the total dollar amount of the Cash Collateral, as so applied by Lender to the Company’s outstanding obligations, shall be immediately repaid by the Company to the Guarantors, in an equal amount among the Guarantors, without notice or demand for payment being made by the Guarantors, and if such amount is not repaid to the Guarantors, then such amount may be offset, dollar for dollar to the extent permissible under applicable law, against any monetary obligations which the Guarantors may have to the Company.

Very truly yours,
ACCLAIM ENTERTAINMENT, INC.

By:	/s/ JAMES SCIBELLI
James Scibelli Chairman, Audit Committee